Exhibit 99.1

CohBar Announces Pricing of $15.0 Million Public Offering of Common Stock and Warrants

MENLO PARK, Calif., October 28, 2021 – CohBar, Inc. (NASDAQ: CWBR) (the “Company”), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today announced the pricing of an underwritten public offering of 20,833,334 shares of the Company’s common stock and accompanying warrants to purchase 20,833,334 shares of common stock at a price to the public of $0.72 per share and accompanying warrant. Each warrant will have an exercise price of $0.72 per share and be exercisable for 5 years from the closing date of the offering. The aggregate gross proceeds from this offering are expected to be approximately $15.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering is expected to close on or about November 1, 2021, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as sole book-running manager for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-manager.

CohBar intends to use the net proceeds from the offering, together with its existing cash resources, for general corporate purposes, which may include funding preclinical and clinical development of its peptides, increasing working capital, operating expenses and capital expenditures.

The securities will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC) on August 24, 2020. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Ave., 4th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring peptide sequences within the mitochondrial genome, some of which have been shown to have the potential to regulate key processes in multiple systems and organs in the body. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases associated with the underlying impact of mitochondrial dysfunction. The company’s lead compound, CB4211, which is under development for the treatment of NASH and obesity, recently completed a successful Phase 1a/1b clinical trial. In addition, CohBar has four preclinical programs, the most advanced of which is CB5138-3, a peptide with broad anti-fibrotic and anti-inflammatory properties. This program is currently in IND-enabling studies with the goal of filing an IND and initiating a First-in-Human study in 2022 with an initial indication of idiopathic pulmonary fibrosis. The company also has a program in ARDS, including COVID-19 associated ARDS, as well as two peptide families with potential utility in treating various forms of cancer.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CohBar’s expectations regarding the completion, timing and size of the proposed offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to the expected gross proceeds and use of proceeds, satisfaction of the closing conditions and CohBar’s ability to complete the public offering. There can be no assurance that CohBar will be able to complete the public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the proposed public offering, CohBar and its business can be found under the heading “Risk Factors” in CohBar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and other filings with the SEC, and in the preliminary prospectus supplement related to the proposed public offering to be filed with the SEC on or about the date hereof. Except as otherwise required by law, CohBar does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
jordyn.tarazi@cohbar.com